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                                                                    EXHIBIT 4.10

                                  TRANSLATION

                                TENANCY AGREEMENT

        After sufficient and friendly negotiation of both parties and according to equal and mutual benefit principles, they signed the following agreement terms:

                                I.   THE PARTIES

1.      Shenzhen Shekou NanShui Enterprises Shareholding Co. Ltd.
        (hereafter called Party A)

        Address: 2/F, NanShui Building, Shekou, Shenzhen.
        Telephone : 6680803

2.      Jetcrown Industrial (Shenzhen) Limited
        (hereafter called Party B)

        Address :
        Telephone :

                         II.  LEASE TERMS AND CONDITIONS

1. Party A owns and leases the factory at 2/F, Factory C, Wing Village Industrial Estate of surface area 470 square meters to Party B.

2.      Leasing Period: From December 1, 1999 to November 30, 2001.

3. Party B will pay Party A a monthly rental at DOLLARS FIFTEEN RENMENBI (RMB15.00) per square meter, the total monthly rental is DOLLARS SEVEN THOUSAND AND FIFTY RENMENBI (RMB 7,050.00). Party B should paid the rental monthly and at one time on or before 15th day of each month, otherwise, it will be treated as breach of contract.

4. Upon the change in market conditions, both parties can adjust the rental accordingly through negotiations.

5. The surface area of the factory is calculated according to construction area. After signing the agreement by both parties, Party A should give period to Party B for renovation works.
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6.      The said factory can be used as processing plant only. Provided that the main structure will not be altered, Party B can carry out interior renovation work and partial structure change, the related expenses will be borne by Party B. The renovation drawing should be submitted to Party A for approval. If Party B doesn't do so, and Party A finds that the alteration, renovation are unsuitable, he is entitled to order Party B to remove the same. Such act will be treated as breach of contract.

7. During the lease period, if the property right of the said factory has changed which affects the production business of Party B, Party A should indemnify Party B's loss in leasehold improvements and all kinds of losses. The amount of indemnity should be negotiated by both parties or authorize the relevant department to determine. The authorization expenses should be borne by both parties. Approval from Party A should be sought if Party B has a joint venture with third party or he should sublet the vacant portion of the property. Monthly rental should be negotiated by both parties.

8. The water and electricity charges should be paid according to the payment schedule set by the Suppliers. Party B should pay the property management fee to the relevant property management office as assigned by Party A.

9. During the lease period, there is an occurrence of some unexpected event (natural disasters, severe loss), Party B has no ability to maintain production and raise out the termination of the agreement, Party B should give one month notice to Party A and should clear up all the rental.

                      III.  RESPONSIBILITIES OF BOTH PARTIES

1. Party A held responsible to provide electricity from basement to fuse box. Regarding the provision of electricity from fuse box to low pressure portion of the property and interior circuit renovation should be borne by Party B. If electricity provision is insufficient during the production process, Party B may apply for change but the relevant expenses should be borne by Party B. Party A should be responsible to provide water to the factory and Party B shall be responsible to pay water charges according to consumption and install relevant facilities.

2. During the lease period, Party A should provide a cargo lift for Party B's use. The related charges shall be borne by all tenants according to the share out portion set by Party A.
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3.      Party B should produce in civilize way, take initiative to keep the factory clean and sanitary, to avoid pollution, should strictly obey the rules and regulations set by the Industrial Estate. During the lease period and because of the production needs, any additions and alterations which belongs to pollution items, Party B should report to Party A and the related management office of the Industrial Estate. After approval has been granted, Party B can carry out the work and he should take precaution measures according to the requirements of pollution prevention.

4. Party B held responsible to repair and maintain the property and also the water and electricity facilities in which the damage was caused by the production. If the damage was caused by the original quality of the property, Party A shall be responsible.

5. If Party B wants to carry out renovation or alteration works, which will affect the property structure, approval from Party A should be sought before.

6. During the lease period, Party B should strictly obey the "People's Republic of China Fire Prevention Ordinance" declared by the Department of State on May 13, 1984 and "People's Republic of China Fire Prevention Executive Rules and Regulations" declared by Public Security Bureau, should take the initiative to carry out fire prevention and security measures. Party B should at all times make himself alert of and strictly prevent the occurrence of fire. Otherwise, any loss arises due to the occurrence of fire should be borne by Party B.

7. During the contract period, Party B should make sure the smooth running of the fire-fighting passage. If the said passage has been mis-constructed, torn down or renovate incorrectly, and take possession of the fire-fighting passage, and destroy the fire-fighting facilities; Party A and the relevant department reserves the right to look into the case, request Party B to restore the original state within a time limit. Party B should arrange the insurance issue himself.

                   IV.  RESPONSIBILITIES ON BREACH OF CONTRACT

1. Either party in breach of contract, he is responsible to indemnify the loss of the other party. If the monthly rental had been in arrears for more than one month, Party A reserves the right to stop the provision of water and electricity until Party B clears up the rental. If Party B defaults to pay the rental for more than three months, such act is treated as to terminate the contract automatically. Party A has the right to request Party B to move within five days and to clear up all the defaulted rentals, water and electricity charges and management fees.
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2.      If Party B cannot pay the rental on time due to insufficient fund, he should inform Party A in writing and seeks Party A's approval. No matter Party A agrees Party B to delay the payment or not, a default charge shall be imposed on the rental, which is calculated on daily basis based on the Bank's interest rate at the time.

3. Party B had not paid the rental, electricity charges, management fees and the debt still remains unpaid after Party A urges to do so in any form for three times, Party A reserves the right to stop the provision of electricity and Party B cannot dispute.

               V.  RENEWAL, TERMINATION OF CONTRACT AND SETTLEMENT

1. Upon the expiry of the contract, Party A may give the priority to Party B for renewal of contract under the same conditions. If Party B intends to renew the contract, he should negotiate with Party A two months before the expiry and then sign a new contract. Adjustment of guarantee sum.

2. Upon the expiry of the contract, or early termination, Party B should settle the rental in the same month. If Party B requires time to tear down the facilities inside and outside the factory, rental for this period should be paid as well.

3. Party B can move out only after he clear up all the rental payment. Party B is responsible to tear down all his facilities both inside and outside the factory, restore the same to the original state within the time limit set by both parties. The restoration includes the outdoor facilities location such as the heat shield of air-conditioning plant on the roof, the air-conditioning tube outside the wall, the signboard and advertisement of Party B, windows installed by Party B and the public area used by Party B. Party B should get the certification of Party A. If Party B move out before clearing up all the rental payment, Party A has the right to block the factory and lock the door.

4. Before Party B moved out, he should provide receipts of settlement of water and electricity charges, the management fee and charge for use of cargo lift to Party A. Party B should also complete the procedures of stopping the provision of water and electricity.

5. After signing the contract by both parties and the contract takes effect, either party wants to terminate the contract because of some reasons, he should give one month notice to the other party.
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                              VI.  SUPPLEMENT RULES

1. If there shall be any dispute arising through fulfilment, the terms can be altered or added through negotiation of both parties. If agreement cannot be reached, execution should be based on this agreement temporary. Any item in dispute should seek cognizance from Court of Arbitration for contract of Shekou or Shekou District Court of People. The result of the dispute item should be treated as alteration or addition of this agreement.

2. After signing this agreement, Party B should pay a guarantee sum of DOLLARS FOURTEEN THOUSAND ONE HUNDRED RENMENBI (RMB14,100.00) TO Party A.

3. This agreement is in two copies, both parties get one which are of equal validity. This agreement takes effect once after they signed it.


        Party A: Shenzhen Shekou NanShui            Party B: Jetcrown Industrial
                 Enterprises Shareholding Co. Ltd.           (Shenzhen) Limited

        Representative: (Signed)                  Representative: (Signed)

        November 5, 1999                            November 5, 1999